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BOK Financial Corporation reports quarterly earnings of $140 million, or $2.18 per share, in the third quarter.

Third quarter 2024 financial highlights[1]
Net Income	Net income was $140.0 million, or $2.18 per diluted share, compared to $163.7 million, or $2.54 per diluted share.

Net Interest Income & Margin	Net interest income totaled $308.1 million, an increase of $12.1 million. Net interest margin expanded to 2.68% compared to 2.56% in the prior quarter.

Fees & Commissions Revenue	Fees and commissions revenue was $202.5 million, an increase of $2.5 million. Higher transaction card revenue and other revenue was partially offset by lower brokerage and trading revenue.

Operating Expense
Operating expense increased $4.3 million to $341.0 million, primarily due to an increase in personnel expense with higher incentive compensation and regular compensation. Non-personnel expense decreased $11.4 million, largely due to our contribution to the BOKF Foundation in the prior quarter.

Loans
Period end loans were $24.0 billion, a decrease of $569 million. A decrease in commercial loan balances was partially offset by growth in commercial real estate loans. Average outstanding loan balances were $24.3 billion, an $80 million decrease.

Credit Quality
Nonperforming assets declined to $87 million, or 0.36% of outstanding loans and repossessed assets, at September 30, 2024, from $93 million, or 0.38%, at June 30, 2024. Net recoveries were $54 thousand, or less than 0.01% of average loans on an annualized basis, in the third quarter.

Deposits
Period end deposits grew by $985 million to $37.2 billion, while average deposits increased $1.1 billion to $36.8 billion. Average interest-bearing deposits increased $1.2 billion, while average demand deposits decreased by $113 million. The loan to deposit ratio was 64% at September 30, 2024, compared to 68% at June 30, 2024.

Capital	Tangible common equity ratio was 9.22% compared to 8.38% at June 30, 2024. Tier 1 capital ratio was 12.74%, Common equity Tier 1 capital ratio was 12.73%, and total capital ratio was 13.91%.
1 Comparisons are to prior quarter unless otherwise noted.

▲	$12.1 million	Zero bps	3%	▲	$1.1 billion
NET INTEREST INCOME		NET CHARGE OFFS - ANNUALIZED	AVERAGE DEPOSIT GROWTH

CEO Commentary
“BOK Financial maintained our consistent earnings growth in the third quarter as we benefited from net interest income growth and exceptional asset quality. Our business model has proven resilient through many different types of business cycles given our revenue diversity and commitment to risk management. The economic growth of our eight-state footprint coupled with our high levels of tangible capital and liquidity should be the raw materials for future growth for BOK Financial. We’ve proven over a long history that we have strong risk management practices as it relates to credit, interest rate, liquidity and capital risk while also demonstrating a higher long-term earnings growth profile.”

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Net Interest Income

(In thousands)	Sep. 30, 2024	June 30, 2024	Change	% Change
Interest revenue	$680,310	$671,817	$8,493	1.3%
Interest expense	372,191	375,796	(3,605)	(1.0)%
Net interest income	$308,119	$296,021	$12,098	4.1%

Net interest margin	2.68%	2.56%	0.12%	N/A

Average earning assets	$45,911,383	$46,019,346	$(107,963)	(0.2)%
Average trading securities	5,802,448	5,922,891	(120,443)	(2.0)%
Average investment securities	2,094,408	2,151,079	(56,671)	(2.6)%
Average available for sale securities	12,939,422	12,755,865	183,557	1.4%
Average loans balance	24,304,884	24,385,153	(80,269)	(0.3)%
Average interest-bearing deposits	28,486,641	27,266,244	1,220,397	4.5%
Funds purchased and repurchase agreements	1,016,688	1,838,323	(821,635)	(44.7)%
Other borrowings	6,366,046	7,151,228	(785,182)	(11.0)%
Net interest income was $308.1 million for the third quarter of 2024, compared to $296.0 million for the prior quarter. Net interest margin was 2.68%, compared to 2.56%, due to increased yields on our available for sale securities portfolio, combined with higher loan fees driven by payoffs and the funding shift from wholesale borrowings to interest-bearing deposits. For the third quarter of 2024, our core net interest margin excluding trading activities, a non-GAAP measure, was 3.02% compared to 2.94% in the prior quarter.
Average earning assets decreased $108 million. Average loan balances decreased $80 million, largely due to a decrease in commercial loans, partially offset by growth in commercial real estate loan balances. Average available for sale securities grew $184 million, while average trading securities decreased $120 million. Average interest-bearing deposits increased $1.2 billion, primarily from interest-bearing transaction accounts. Funds purchased and repurchase agreements decreased $822 million, while average other borrowings decreased $785 million.
The yield on average earning assets was 5.89%, up 9 basis points. The loan portfolio yield increased 6 basis points to 7.47%, while the yield on the available for sale securities portfolio increased 5 basis points to 3.76%. The yield on trading securities was up 30 basis points to 5.36% and the yield on interest-bearing cash and cash equivalents decreased 53 basis points to 5.33%.
Funding costs were 4.11%, down 4 basis points. The cost of interest-bearing deposits increased 3 basis points to 3.79%. The cost of funds purchased and repurchase agreements decreased 39 basis points to 3.89%. The benefit to net interest margin from assets funded by non-interest liabilities was 90 basis points, a decrease of 1 basis point.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Other Operating Revenue

(In thousands)	Sep. 30, 2024	June 30, 2024	Change	% Change
Brokerage and trading revenue	$50,391	$53,017	$(2,626)	(5.0)%
Transaction card revenue	28,495	27,246	1,249	4.6%
Fiduciary and asset management revenue	57,384	57,576	(192)	(0.3)%
Deposit service charges and fees	30,450	29,572	878	3.0%
Mortgage banking revenue	18,372	18,628	(256)	(1.4)%
Other revenue	17,402	13,988	3,414	24.4%
Total fees and commissions	202,494	200,027	2,467	1.2%
Other gains, net	13,087	57,375	(44,288)	N/A
Gain (loss) on derivatives, net	8,991	(1,091)	10,082	N/A
Gain (loss) on fair value option securities, net	764	(94)	858	N/A
Change in fair value of mortgage servicing rights	(16,453)	3,453	(19,906)	N/A
Gain (loss) on available for sale securities, net	(691)	34	(725)	N/A
Total other operating revenue	$208,192	$259,704	$(51,512)	(19.8)%
Fees and commissions revenue totaled $202.5 million for the third quarter of 2024, an increase of $2.5 million over the prior quarter.
Other revenue increased $3.4 million to $17.4 million, largely due to an increase in letter of credit fees and fees earned on derivative counterparty margin.
Transaction card revenue grew $1.2 million to $28.5 million, primarily due to an increase in the volume of transactions processed during the third quarter of 2024.
Brokerage and trading revenue decreased $2.6 million to $50.4 million. Trading revenue decreased $4.1 million to $23.6 million. A decline in U.S agency residential mortgage-backed securities trading volumes, driven by market conditions in the third quarter of 2024, was partially offset by an increase in municipal trading revenue led by strong activity in this sector. Investment banking revenue and customer hedging revenue also grew slightly over the prior quarter.
Other gains, net, were $13.1 million for the third quarter of 2024, compared to $57.4 million in the second quarter of 2024. The prior quarter included a $53.8 million pre-tax gain on the conversion of our Visa B shares under the exchange offer announced by Visa, Inc. During the third quarter of 2024, we sold the remaining 133,472 converted shares of Visa common stock and realized an additional pre-tax gain of $3.1 million. The current quarter also included a gain on merchant banking investments of $5.0 million and a gain on investments related to deferred compensation of $3.8 million.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Operating Expenses

(In thousands)	Sep. 30, 2024	June 30, 2024	Change	% Change
Personnel	$206,821	$191,090	$15,731	8.2%
Business promotion	7,681	8,250	(569)	(6.9)%
Charitable contributions to BOKF Foundation	—	13,610	(13,610)	N/A
Professional fees and services	13,405	13,331	74	0.6%
Net occupancy and equipment	32,077	30,245	1,832	6.1%
FDIC and other insurance	8,186	7,317	869	11.9%
FDIC special assessment	(1,437)	1,190	(2,627)	N/A
Data processing and communications	47,554	46,131	1,423	3.1%
Printing, postage and supplies	3,594	3,789	(195)	(5.1)%
Amortization of intangible assets	2,856	2,898	(42)	(1.4)%
Mortgage banking costs	9,059	8,532	527	6.2%
Other expense	11,229	10,307	922	8.9%
Total operating expense	$341,025	$336,690	$4,335	1.3%
Total operating expense was $341.0 million for the third quarter of 2024, an increase of $4.3 million compared to the second quarter of 2024.
Personnel expense was $206.8 million, an increase of $15.7 million. Cash-based incentive compensation expense increased $7.8 million as the prior quarter received a benefit due to a shift in the timing of expense recognition as commercial incentive compensation plans moved to being primarily share-based rather than cash-based awards. Share-based compensation increased $3.5 million based on changes in assumptions of certain performance-based equity awards. Deferred compensation expense increased $1.8 million to $4.0 million; however, this was largely offset by an increase in the value of related investments included in Other gains, net. Regular compensation expense increased $2.7 million, driven by additional staffing and a reduction in the amount of compensation expense capitalized during the third quarter. This was due to decreased loan production levels and the implementation of a significant project in the prior quarter.
Non-personnel expense was $134.2 million, a decrease of $11.4 million. The prior quarter included a $13.6 million charitable donation to the BOKF Foundation. In the third quarter of 2024, the FDIC updated their estimate of the special assessment, resulting in a benefit of $1.4 million, compared to $1.2 million of expense in the prior quarter. Net occupancy and equipment expense increased $1.8 million and data processing and communications expense grew $1.4 million, primarily due to ongoing projects.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Loans

(In thousands)	Sep. 30, 2024	June 30, 2024	Change	% Change
Commercial:
Healthcare	$4,149,069	$4,231,058	$(81,989)	(1.9)%
Services	3,573,670	3,577,144	(3,474)	(0.1)%
Energy	3,126,635	3,451,485	(324,850)	(9.4)%
General business	4,028,548	4,363,722	(335,174)	(7.7)%
Total commercial	14,877,922	15,623,409	(745,487)	(4.8)%

Commercial Real Estate:
Multifamily	2,109,445	1,997,282	112,163	5.6%
Industrial	1,270,928	1,214,991	55,937	4.6%
Office	815,966	876,897	(60,931)	(6.9)%
Retail	521,874	547,706	(25,832)	(4.7)%
Residential construction and land development	105,048	88,252	16,796	19.0%
Other real estate loans	365,394	358,447	6,947	1.9%
Total commercial real estate	5,188,655	5,083,575	105,080	2.1%

Loans to individuals:
Residential mortgage	2,370,293	2,281,226	89,067	3.9%
Residential mortgages guaranteed by U.S. government agencies	127,747	131,825	(4,078)	(3.1)%
Personal	1,420,444	1,433,546	(13,102)	(0.9)%
Total loans to individuals	3,918,484	3,846,597	71,887	1.9%

Total loans	$23,985,061	$24,553,581	$(568,520)	(2.3)%
Outstanding loans were $24.0 billion at September 30, 2024, a decrease of $569 million compared to June 30, 2024, largely due to a reduction in commercial loans, partially offset by an increase in commercial real estate loans and loans to individuals. Unfunded loan commitments increased $441 million compared to the second quarter of 2024.
Outstanding commercial loan balances, which includes healthcare, services, energy and general business loans, decreased $745 million compared to the prior quarter.
General business loans decreased $335 million to $4.0 billion, or 17% of total loans. General business loans include $2.6 billion of wholesale/retail loans and $1.5 billion of loans from other commercial industries.
Energy loan balances decreased $325 million to $3.1 billion, or 13% of total loans. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 70% of committed production loans are secured by properties primarily producing oil. The remaining 30% is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $4.5 billion at September 30, 2024, a $95 million increase over June 30, 2024.
Healthcare sector loan balances decreased $82 million, totaling $4.1 billion, or 17% of total loans. Our healthcare sector loans primarily consist of $3.4 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally, we loan to borrowers with a portfolio of multiple facilities, which serves to help diversify risks specific to a single facility.
Services sector loan balances were unchanged at $3.6 billion, or 15% of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, foundations and not-for-profit organizations, educational services and specialty trade contractors.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Commercial real estate loan balances increased $105 million to $5.2 billion and represent 22% of total loans. Loans secured by multifamily properties increased $112 million to $2.1 billion. Loans secured by industrial facilities increased $56 million to $1.3 billion, and construction and land development loans increased $17 million to $105 million. The increases in these portfolios were partially offset by a $61 million decrease in loans secured by office facilities and a $26 million decrease in loans secured by retail facilities. Unfunded commercial real estate loan commitments were $1.7 billion at September 30, 2024, a $131 million increase compared to June 30, 2024. We take a disciplined approach to managing our concentration of commercial real estate loan commitments as a percentage of capital.
Loans to individuals increased $72 million and represent 16% of total loans. Residential mortgage loans increased $85 million while personal loans decreased $13 million.

Period End & Average Deposits

(In thousands)	Sep. 30, 2024	June 30, 2024	Change	% Change
Period end deposits
Demand	$8,260,244	$8,840,178	$(579,934)	(6.6)%
Interest-bearing transaction	24,312,211	23,107,042	1,205,169	5.2%
Savings	816,707	830,489	(13,782)	(1.7)%
Time	3,837,956	3,463,935	374,021	10.8%
Total deposits	$37,227,118	$36,241,644	$985,474	2.7%

Average deposits
Demand	$8,273,656	$8,386,979	$(113,323)	(1.4)%
Interest-bearing transaction	23,986,697	23,006,204	980,493	4.3%
Savings	820,980	832,704	(11,724)	(1.4)%
Time	3,678,964	3,427,336	251,628	7.3%
Total average deposits	$36,760,297	$35,653,223	$1,107,074	3.1%
Our funding sources, which primarily include deposits and wholesale borrowings, provide adequate liquidity to meet our needs. The loan to deposit ratio was 64% at September 30, 2024, compared to 68% at June 30, 2024, providing significant on-balance sheet liquidity to meet future loan demand and contractual obligations.
Period end deposits totaled $37.2 billion at September 30, 2024, a $985 million increase. Interest-bearing transaction account balances increased $1.2 billion while time deposits increased $374 million. Demand deposits decreased $580 million following elevated customer activity at the end of the previous quarter.
Average deposits were $36.8 billion at September 30, 2024, a $1.1 billion increase. Average interest-bearing transaction account balances increased $980 million and average time deposits increased $252 million. Average demand deposit account balances decreased $113 million.
Average Commercial Banking deposits increased $942 million to $17.1 billion, or 47% of total deposits. Our commercial deposit portfolio is highly diversified across industries and customers. The highest concentration by industry within our commercial deposit portfolio is with our energy customers representing 9% of our total deposits. Wealth Management deposits increased $287 million to $9.8 billion, or 27% of total deposits. Consumer Banking deposits increased $63 million to $8.1 billion, or 22% of total deposits.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
Capital

	Minimum Capital Requirement	Capital Conservation Buffer	Minimum Capital Requirement Including Capital Conservation Buffer	Sep. 30, 2024	June 30, 2024
Common equity Tier 1	4.50%	2.50%	7.00%	12.73%	12.10%
Tier 1 capital	6.00%	2.50%	8.50%	12.74%	12.11%
Total capital	8.00%	2.50%	10.50%	13.91%	13.25%
Tier 1 Leverage	4.00%	N/A	4.00%	9.67%	9.39%
Tangible common equity ratio[1]				9.22%	8.38%
Adjusted common tangible equity ratio[1]				9.01%	8.06%

Common stock repurchased (shares)				—	412,176
Average price per share repurchased				$—	$90.38
1 See Explanation and Reconciliation of Non-GAAP Measures following.
The company's common equity Tier 1 capital ratio was 12.73% at September 30, 2024. In addition, the company's Tier 1 capital ratio was 12.74%, total capital ratio was 13.91%, and leverage ratio was 9.67% at September 30, 2024. At the beginning of 2020, we elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period. This election added 3 basis points to the company's common equity Tier 1 capital ratio at September 30, 2024. At June 30, 2024, the company's common equity Tier 1 capital ratio was 12.10%, Tier 1 capital ratio was 12.11%, total capital ratio was 13.25%, and leverage ratio was 9.39%.
The company's tangible common equity ratio, a non-GAAP measure, was 9.22% at September 30, 2024, and 8.38% at June 30, 2024. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. Adjusted for all unrealized securities portfolio gains and losses, including those in the investment portfolio, the tangible common equity ratio would be 9.01%.
No shares were repurchased during the third quarter of 2024. The company repurchased 412,176 shares of common stock at an average price paid of $90.38 a share in the second quarter of 2024. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
Nonperforming assets totaled $87 million, or 0.36% of outstanding loans and repossessed assets, at September 30, 2024, compared to $93 million, or 0.38%, at June 30, 2024. Excluding loans guaranteed by U.S. government agencies, nonperforming assets totaled $80 million, or 0.34% of outstanding loans and repossessed assets, at September 30, 2024, compared to $86 million, or 0.35%, at June 30, 2024.
Nonaccruing loans decreased $6.4 million compared to June 30, 2024. New nonaccruing loans identified in the third quarter totaled $26 million, offset by $29 million in payments received and $2.5 million in charge-offs. Nonaccruing healthcare loans decreased $4.9 million and nonaccruing services loans decreased $1.7 million, partially offset by a $1.1 million increase in nonaccruing residential mortgage loans.
Net recoveries were $54 thousand, or less than 0.01% of average loans on an annualized basis, in the third quarter. Net charge-offs were $6.9 million, or 0.11% of average loans on an annualized basis, in the second quarter of 2024.
The provision for credit losses of $2.0 million in the third quarter of 2024 reflects continued strong credit quality, net loan paydowns, and relatively minor changes in economic forecast scenario assumptions. The provision for credit losses was $8.0 million in the second quarter of 2024.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
At September 30, 2024, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $332 million, or 1.39% of outstanding loans and 427% of nonaccruing loans. At June 30, 2024, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $330 million, or 1.34% of outstanding loans and 393% of nonaccruing loans.

Securities & Derivatives
The fair value of the available for sale securities portfolio totaled $13.0 billion at September 30, 2024, a $222 million increase compared to June 30, 2024. At September 30, 2024, the available for sale securities portfolio consisted primarily of $8.6 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $3.4 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At September 30, 2024, the available for sale securities portfolio had a net unrealized loss of $307 million, compared to $649 million at June 30, 2024.
We hold an inventory of trading securities in support of sales to a variety of customers. At September 30, 2024, the trading securities portfolio totaled $5.1 billion, compared to $5.2 billion at June 30, 2024.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities increased $122 thousand to $19.2 million at September 30, 2024.
Derivative contracts are carried at fair value. At September 30, 2024, the net fair values of derivative contracts, before consideration of cash margin, reported as assets under our customer derivative programs totaled $415 million, compared to $339 million at June 30, 2024. The aggregate net fair value of derivative contracts, before consideration of cash margin, held under these programs reported as liabilities totaled $393 million at September 30, 2024, and $327 million at June 30, 2024.
The net cost of the changes in the fair value of mortgage servicing rights and related economic hedges was $4.5 million during the third quarter of 2024, including a $16.5 million decrease in the fair value of mortgage servicing rights, a $12.1 million increase in the fair value of securities and derivative contracts held as an economic hedge, and $146 thousand of related net interest expense.

Third Quarter 2024 Segment Highlights

	Commercial Banking		Consumer Banking		Wealth Management

(In thousands)	Sep. 30, 2024	June 30, 2024	Sep. 30, 2024	June 30, 2024	Sep. 30, 2024	June 30, 2024
Net interest income and fee revenue	$263,475	$257,476	$101,962	$101,416	$145,642	$142,709
Net loans charged-off (recovered)	(1,329)	6,134	1,779	1,247	(159)	—
Personnel expense	48,152	45,964	24,616	24,016	66,524	63,669
Non-personnel expense	30,235	30,150	33,163	31,112	27,015	26,545
Net income	129,854	119,579	18,948	24,117	29,616	27,497

Average loans	20,340,512	20,403,837	2,057,870	1,975,106	2,151,196	2,199,747
Average deposits	17,131,237	16,189,003	8,136,312	8,073,782	9,837,888	9,551,307
Assets under management or administration	—	—	—	—	110,702,612	107,477,030
Commercial Banking contributed $129.9 million to net income in the third quarter of 2024, an increase of $10.3 million compared to the second quarter of 2024. Combined net interest income and fee revenue increased $6.0 million. Net interest income increased $3.9 million due to increased loan fees from early payoffs and increased non-use fees. Transaction card revenue increased $1.2 million driven by a rise in transaction volume processed during the third quarter. Net loans charged-off decreased $7.5 million to recoveries of $1.3 million in the third quarter of 2024. Personnel expense increased $2.2 million due to increased incentive compensation costs during the quarter while non-personnel expense was consistent with the prior quarter. Other gains, net, grew $2.6 million related to increased gains on merchant banking

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(a)
investments. Average loans were relatively consistent with the prior quarter at $20.3 billion. Average deposits increased $942 million, or 6%, to $17.1 billion.
Consumer Banking contributed $18.9 million to net income in the third quarter of 2024, a decrease of $5.2 million compared to the prior quarter. Combined net interest income and fee revenue was consistent with the prior quarter. Operating expense increased $2.7 million. The net cost of the changes in the fair value of mortgage servicing rights and related economic hedges was $4.5 million, compared to $221 thousand for the second quarter of 2024. Average loans increased $83 million, or 4%, to $2.1 billion. Average deposits increased $63 million, or 1%, to $8.1 billion.
Wealth Management contributed $29.6 million to net income in the third quarter of 2024, an increase of $2.1 million over the second quarter of 2024. Combined net interest income and fee revenue increased $2.9 million, primarily due to an increase in letter of credit fees and fees earned on derivative counterparty margin. Operating expense increased $3.3 million, largely due to growth in incentive compensation expense. Corporate expense allocations decreased $3.0 million compared to the prior quarter. Average loans decreased $49 million, or 2%, to $2.2 billion. Average deposits increased $287 million, or 3%, to $9.8 billion. Assets under management or administration were $110.7 billion, an increase of $3.2 billion, or 3%.

Conference Call & Webcast
The company will hold a conference call at noon Central time on Tuesday, October 22, 2024, to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at bokf.com. The conference call can also be accessed by dialing 1-800-715-9871 toll free, or 1-646-307-1963, conference ID: 6617678. A webcast replay will also be available shortly after the conclusion of the live call at bokf.com or by dialing 1-800-770-2030 and referencing playback ID: 6617678.

About BOK Financial Corporation
BOK Financial Corporation is a $50 billion regional financial services company headquartered in Tulsa, Oklahoma with $111 billion in assets under management or administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc.; and BOK Financial Private Wealth, Inc. BOKF, NA's holdings include TransFund and Cavanal Hill Investment Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Wisconsin, Connecticut and Tennessee. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of September 30, 2024 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “outlook,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
BALANCE SHEETS – UNAUDITED
BOK FINANCIAL CORPORATION

(In thousands)	Sep. 30, 2024	June 30, 2024
Assets
Cash and due from banks	$928,997	$897,811
Interest-bearing cash and cash equivalents	547,043	178,352
Trading securities	5,139,725	5,212,791
Investment securities, net of allowance	2,069,865	2,128,881
Available for sale securities	13,015,986	12,793,784
Fair value option securities	19,172	19,050
Restricted equity securities	389,335	475,209
Residential mortgage loans held for sale	95,494	107,465
Loans:
Commercial	14,877,922	15,623,409
Commercial real estate	5,188,655	5,083,575
Loans to individuals	3,918,484	3,846,597
Total loans	23,985,061	24,553,581
Allowance for loan losses	(284,456)	(287,826)
Loans, net of allowance	23,700,605	24,265,755
Premises and equipment, net	632,819	632,388
Receivables	299,686	334,019
Goodwill	1,044,749	1,044,749
Intangible assets, net	51,205	54,028
Mortgage servicing rights	315,920	333,246
Real estate and other repossessed assets, net	2,625	2,334
Derivative contracts, net	334,382	225,076
Cash surrender value of bank-owned life insurance	413,682	412,278
Receivable on unsettled securities sales	98,526	14,673
Other assets	982,169	1,271,568
Total assets	$50,081,985	$50,403,457

Liabilities
Deposits:
Demand	$8,260,244	$8,840,178
Interest-bearing transaction	24,312,211	23,107,042
Savings	816,707	830,489
Time	3,837,956	3,463,935
Total deposits	37,227,118	36,241,644
Funds purchased and repurchase agreements	743,903	813,758
Other borrowings	4,729,880	6,528,538
Subordinated debentures	131,188	131,156
Accrued interest, taxes and expense	340,290	305,839
Due on unsettled securities purchases	377,240	347,663
Derivative contracts, net	402,559	287,509
Other liabilities	514,609	515,380
Total liabilities	44,466,787	45,171,487
Shareholders' equity
Capital, surplus and retained earnings	5,947,732	5,834,632
Accumulated other comprehensive loss	(335,289)	(605,502)
Total shareholders’ equity	5,612,443	5,229,130
Non-controlling interests	2,755	2,840
Total equity	5,615,198	5,231,970
Total liabilities and equity	$50,081,985	$50,403,457

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
AVERAGE BALANCE SHEETS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands)	Sep. 30, 2024	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
Assets
Interest-bearing cash and cash equivalents	$531,811	$533,760	$567,680	$605,839	$598,734
Trading securities	5,802,448	5,922,891	5,371,209	5,448,403	5,444,587
Investment securities, net of allowance	2,094,408	2,151,079	2,210,040	2,264,194	2,331,595
Available for sale securities	12,939,422	12,755,865	12,537,981	12,063,398	11,925,800
Fair value option securities	19,095	19,170	20,080	20,086	41,741
Restricted equity securities	410,800	453,303	412,376	432,780	445,532
Residential mortgage loans held for sale	95,742	81,371	57,402	61,146	77,208
Loans:
Commercial	15,076,308	15,516,238	14,992,639	14,680,001	14,527,676
Commercial real estate	5,257,842	5,048,704	5,188,152	5,293,021	5,172,876
Loans to individuals	3,970,734	3,820,211	3,767,776	3,732,086	3,713,756
Total loans	24,304,884	24,385,153	23,948,567	23,705,108	23,414,308
Allowance for loan losses	(287,227)	(283,246)	(278,449)	(273,717)	(267,205)
Loans, net of allowance	24,017,657	24,101,907	23,670,118	23,431,391	23,147,103
Total earning assets	45,911,383	46,019,346	44,846,886	44,327,237	44,012,300
Cash and due from banks	884,053	871,171	861,319	883,858	799,291
Derivative contracts, net	294,276	273,052	326,564	372,789	412,707
Cash surrender value of bank-owned life insurance	412,945	410,679	409,230	407,665	408,295
Receivable on unsettled securities sales	216,158	171,344	307,389	276,856	268,344
Other assets	3,438,220	3,449,607	3,276,184	3,445,265	3,418,615
Total assets	$51,157,035	$51,195,199	$50,027,572	$49,713,670	$49,319,552

Liabilities
Deposits:
Demand	$8,273,656	$8,386,979	$8,631,416	$9,378,886	$10,157,821
Interest-bearing transaction	23,986,697	23,006,204	22,264,259	20,449,370	19,415,599
Savings	820,980	832,704	843,037	845,705	874,530
Time	3,678,964	3,427,336	3,287,179	3,002,252	2,839,947
Total deposits	36,760,297	35,653,223	35,025,891	33,676,213	33,287,897
Funds purchased and repurchase agreements	1,016,688	1,838,323	1,258,044	2,476,973	2,699,027
Other borrowings	6,366,046	7,151,228	6,844,633	7,120,963	6,968,309
Subordinated debentures	131,155	131,156	131,154	131,151	131,151
Derivative contracts, net	466,271	380,942	537,993	524,101	429,989
Due on unsettled securities purchases	348,585	351,199	499,936	363,358	435,927
Other liabilities	618,187	539,485	574,954	483,934	461,686
Total liabilities	45,707,229	46,045,556	44,872,605	44,776,693	44,413,986
Total equity	5,449,806	5,149,643	5,154,967	4,936,977	4,905,566
Total liabilities and equity	$51,157,035	$51,195,199	$50,027,572	$49,713,670	$49,319,552

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
STATEMENTS OF EARNINGS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2024	2023	2024	2023
Interest revenue	$680,310	$617,044	$1,997,339	$1,704,140
Interest expense	372,191	316,148	1,099,627	728,635
Net interest income	308,119	300,896	897,712	975,505
Provision for credit losses	2,000	7,000	18,000	40,000
Net interest income after provision for credit losses	306,119	293,896	879,712	935,505
Other operating revenue:
Brokerage and trading revenue	50,391	62,312	162,587	179,714
Transaction card revenue	28,495	26,387	81,234	78,011
Fiduciary and asset management revenue	57,384	52,256	170,265	155,910
Deposit service charges and fees	30,450	27,676	88,707	80,744
Mortgage banking revenue	18,372	13,356	55,967	42,864
Other revenue	17,402	15,865	44,325	47,085
Total fees and commissions	202,494	197,852	603,085	584,328
Other gains, net	13,087	1,474	74,731	16,343
Gain (loss) on derivatives, net	8,991	(9,010)	(733)	(18,513)
Gain (loss) on fair value option securities, net	764	(203)	365	(5,323)
Change in fair value of mortgage servicing rights	(16,453)	8,039	(2,023)	11,241
Loss on available for sale securities, net	(691)	—	(45,828)	(3,010)
Total other operating revenue	208,192	198,152	629,597	585,066
Other operating expense:
Personnel	206,821	190,791	600,564	563,588
Business promotion	7,681	6,958	23,909	23,167
Charitable contributions to BOKF Foundation	—	23	13,610	1,165
Professional fees and services	13,405	13,224	38,746	39,049
Net occupancy and equipment	32,077	32,583	92,615	91,147
FDIC and other insurance	8,186	7,996	24,243	22,285
FDIC special assessment	(1,437)	—	6,207	—
Data processing and communications	47,554	45,672	139,249	135,781
Printing, postage and supplies	3,594	3,760	11,380	11,381
Amortization of intangible assets	2,856	3,474	8,757	10,339
Mortgage banking costs	9,059	8,357	23,946	22,439
Other expense	11,229	11,475	34,873	28,457
Total other operating expense	341,025	324,313	1,018,099	948,798

Net income before taxes	173,286	167,735	491,210	571,773
Federal and state income taxes	33,313	33,256	103,811	123,162

Net income	139,973	134,479	387,399	448,611
Net income (loss) attributable to non-controlling interests	(26)	(16)	(16)	440
Net income attributable to BOK Financial Corporation shareholders	$139,999	$134,495	$387,415	$448,171

Average shares outstanding:
Basic	63,489,581	65,548,307	63,830,188	65,955,294
Diluted	63,489,581	65,548,307	63,830,188	65,955,294

Net income per share:
Basic	$2.18	$2.04	$6.01	$6.74
Diluted	$2.18	$2.04	$6.01	$6.74

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
QUARTERLY EARNINGS TREND – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands, except ratio and per share data)	Sep. 30, 2024	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
Interest revenue	$680,310	$671,817	$645,212	$638,324	$617,044
Interest expense	372,191	375,796	351,640	341,649	316,148
Net interest income	308,119	296,021	293,572	296,675	300,896
Provision for credit losses	2,000	8,000	8,000	6,000	7,000
Net interest income after provision for credit losses	306,119	288,021	285,572	290,675	293,896
Other operating revenue:
Brokerage and trading revenue	50,391	53,017	59,179	60,896	62,312
Transaction card revenue	28,495	27,246	25,493	28,847	26,387
Fiduciary and asset management revenue	57,384	57,576	55,305	51,408	52,256
Deposit service charges and fees	30,450	29,572	28,685	27,770	27,676
Mortgage banking revenue	18,372	18,628	18,967	12,834	13,356
Other revenue	17,402	13,988	12,935	15,035	15,865
Total fees and commissions	202,494	200,027	200,564	196,790	197,852
Other gains, net	13,087	57,375	4,269	40,452	1,474
Gain (loss) on derivatives, net	8,991	(1,091)	(8,633)	8,592	(9,010)
Gain (loss) on fair value option securities, net	764	(94)	(305)	1,031	(203)
Change in fair value of mortgage servicing rights	(16,453)	3,453	10,977	(14,356)	8,039
Gain (loss) on available for sale securities, net	(691)	34	(45,171)	(27,626)	—
Total other operating revenue	208,192	259,704	161,701	204,883	198,152
Other operating expense:
Personnel	206,821	191,090	202,653	203,022	190,791
Business promotion	7,681	8,250	7,978	8,629	6,958
Charitable contributions to BOKF Foundation	—	13,610	—	1,542	23
Professional fees and services	13,405	13,331	12,010	16,288	13,224
Net occupancy and equipment	32,077	30,245	30,293	30,355	32,583
FDIC and other insurance	8,186	7,317	8,740	8,495	7,996
FDIC special assessment	(1,437)	1,190	6,454	43,773	—
Data processing and communications	47,554	46,131	45,564	45,584	45,672
Printing, postage and supplies	3,594	3,789	3,997	3,844	3,760
Amortization of intangible assets	2,856	2,898	3,003	3,543	3,474
Mortgage banking costs	9,059	8,532	6,355	8,085	8,357
Other expense	11,229	10,307	13,337	10,923	11,475
Total other operating expense	341,025	336,690	340,384	384,083	324,313
Net income before taxes	173,286	211,035	106,889	111,475	167,735
Federal and state income taxes	33,313	47,303	23,195	28,953	33,256
Net income	139,973	163,732	83,694	82,522	134,479
Net income (loss) attributable to non-controlling interests	(26)	19	(9)	(53)	(16)
Net income attributable to BOK Financial Corporation shareholders	$139,999	$163,713	$83,703	$82,575	$134,495

Average shares outstanding:
Basic	63,489,581	63,714,204	64,290,105	64,750,171	65,548,307
Diluted	63,489,581	63,714,204	64,290,105	64,750,171	65,548,307
Net income per share:
Basic	$2.18	$2.54	$1.29	$1.26	$2.04
Diluted	$2.18	$2.54	$1.29	$1.26	$2.04

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
FINANCIAL HIGHLIGHTS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands, except ratio and share data)	Sep. 30, 2024	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
Capital:
Period end shareholders' equity	$5,612,443	$5,229,130	$5,128,751	$5,142,442	$4,814,019
Risk weighted assets	$38,365,133	$39,405,794	$38,952,555	$38,820,979	$38,791,023
Risk-based capital ratios:
Common equity Tier 1	12.73%	12.10%	11.99%	12.06%	12.06%
Tier 1	12.74%	12.11%	12.00%	12.07%	12.07%
Total capital	13.91%	13.25%	13.15%	13.16%	13.16%
Leverage ratio	9.67%	9.39%	9.42%	9.45%	9.52%
Tangible common equity ratio[1]	9.22%	8.38%	8.21%	8.29%	7.74%
Adjusted tangible common equity ratio[1]	9.01%	8.06%	7.92%	8.02%	7.35%

Common stock:
Book value per share	$87.53	$81.54	$79.50	$79.15	$73.31
Tangible book value per share	$70.44	$64.41	$62.42	$62.15	$56.40
Market value per share:
High	$108.01	$96.41	$92.08	$87.52	$92.41
Low	$86.43	$85.02	$77.86	$62.42	$77.61
Cash dividends paid	$35,147	$35,288	$35,568	$35,739	$35,655
Dividend payout ratio	25.11%	21.55%	42.49%	43.28%	26.51%
Shares outstanding, net	64,118,417	64,127,824	64,515,035	64,967,177	65,664,840
Stock buy-back program:
Shares repurchased	—	412,176	616,630	700,237	700,500
Amount	$—	$37,253	$51,727	$49,710	$58,961
Average price paid per share[2]	$—	$90.38	$83.89	$70.99	$84.17

Performance ratios (quarter annualized):
Return on average assets	1.09%	1.29%	0.67%	0.66%	1.08%
Return on average equity	10.22%	12.79%	6.53%	6.64%	10.88%
Return on average tangible common equity[1]	12.80%	16.27%	8.31%	8.56%	14.08%
Net interest margin	2.68%	2.56%	2.61%	2.64%	2.69%
Efficiency ratio[1]	65.11%	59.83%	67.13%	71.62%	64.01%

Other data:
Tax equivalent interest	$2,385	$2,196	$2,100	$2,112	$2,214
Net unrealized loss on available for sale securities	$(307,360)	$(649,236)	$(643,259)	$(616,624)	$(1,034,520)

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)

	Three Months Ended

(In thousands, except ratio and share data)	Sep. 30, 2024	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
Mortgage banking:
Mortgage production revenue	$1,563	$2,369	$3,525	$(2,535)	$(1,887)

Mortgage loans funded for sale	$224,749	$240,038	$139,176	$139,255	$173,727
Add: Current period end outstanding commitments	70,102	62,960	67,951	34,783	49,284
Less: Prior period end outstanding commitments	62,960	67,951	34,783	49,284	55,031
Total mortgage production volume	$231,891	$235,047	$172,344	$124,754	$167,980

Mortgage loan refinances to mortgage loans funded for sale	11%	7%	10%	10%	9%
Realized margin on funded mortgage loans	0.93%	0.97%	1.46%	(0.98)%	(0.94)%
Production revenue as a percentage of production volume	0.67%	1.01%	2.05%	(2.03)%	(1.12)%

Mortgage servicing revenue	$16,809	$16,259	$15,442	$15,369	$15,243
Average outstanding principal balance of mortgage loans serviced for others	$22,212,755	$22,287,559	$21,088,898	$20,471,030	$20,719,116
Average mortgage servicing revenue rates	0.30%	0.29%	0.29%	0.30%	0.29%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$11,357	$(3,484)	$(9,357)	$8,275	$(8,980)
Gain (loss) on fair value option securities, net	764	(94)	(305)	1,031	(203)
Gain (loss) on economic hedge of mortgage servicing rights	12,121	(3,578)	(9,662)	9,306	(9,183)
Change in fair value of mortgage servicing rights	(16,453)	3,453	10,977	(14,356)	8,039
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	(4,332)	(125)	1,315	(5,050)	(1,144)
Net interest expense on fair value option securities[3]	(146)	(96)	(155)	(101)	(112)
Total economic benefit (cost) of changes in the fair value of mortgage servicing rights, net of economic hedges	$(4,478)	$(221)	$1,160	$(5,151)	$(1,256)
1 See Reconciliation of Non-GAAP Measures following.
2 Excludes 1% excise tax on corporate stock repurchases.
3 Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands, except ratio and share data)	Sep. 30, 2024	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
Reconciliation of tangible common equity ratio and adjusted tangible common equity ratio:
Total shareholders' equity	$5,612,443	$5,229,130	$5,128,751	$5,142,442	$4,814,019
Less: Goodwill and intangible assets, net	1,095,954	1,098,777	1,101,643	1,104,728	1,110,553
Tangible common equity	4,516,489	4,130,353	4,027,108	4,037,714	3,703,466
Add: Unrealized loss on investment securities, net	(132,192)	(204,636)	(185,978)	(171,903)	(246,395)
Add: Tax effect on unrealized loss on investment securities, net	31,090	48,128	43,740	40,430	57,949
Adjusted tangible common equity	$4,415,387	$3,973,845	$3,884,870	$3,906,241	$3,515,020

Total assets	$50,081,985	$50,403,457	$50,160,380	$49,824,830	$48,931,397
Less: Goodwill and intangible assets, net	1,095,954	1,098,777	1,101,643	1,104,728	1,110,553
Tangible assets	$48,986,031	$49,304,680	$49,058,737	$48,720,102	$47,820,844

Tangible common equity ratio	9.22%	8.38%	8.21%	8.29%	7.74%
Adjusted tangible common equity ratio	9.01%	8.06%	7.92%	8.02%	7.35%

Reconciliation of return on average tangible common equity:
Total average shareholders' equity	$5,446,998	$5,146,785	$5,152,061	$4,933,917	$4,902,119
Less: Average goodwill and intangible assets, net	1,097,317	1,100,139	1,103,090	1,107,949	1,112,217
Average tangible common equity	$4,349,681	$4,046,646	$4,048,971	$3,825,968	$3,789,902

Net income	$139,999	$163,713	$83,703	$82,575	$134,495

Return on average tangible common equity	12.80%	16.27%	8.31%	8.56%	14.08%

Reconciliation of pre-provision net revenue:
Net income before taxes	$173,286	$211,035	$106,889	$111,475	$167,735
Add: Provision for expected credit losses	2,000	8,000	8,000	6,000	7,000
Less: Net income (loss) attributable to non-controlling interests	(26)	19	(9)	(53)	(16)
Pre-provision net revenue	$175,312	$219,016	$114,898	$117,528	$174,751

Calculation of efficiency ratio:
Total other operating expense	$341,025	$336,690	$340,384	$384,083	$324,313
Less: Amortization of intangible assets	2,856	2,898	3,003	3,543	3,474
Numerator for efficiency ratio	$338,169	$333,792	$337,381	$380,540	$320,839

Net interest income	$308,119	$296,021	$293,572	$296,675	$300,896
Tax-equivalent adjustment	2,385	2,196	2,100	2,112	2,214
Tax-equivalent net interest income	310,504	298,217	295,672	298,787	303,110
Total other operating revenue	208,192	259,704	161,701	204,883	198,152
Less: Gain (loss) on available for sale securities, net	(691)	34	(45,171)	(27,626)	—
Denominator for efficiency ratio	$519,387	$557,887	$502,544	$531,296	$501,262

Efficiency ratio	65.11%	59.83%	67.13%	71.62%	64.01%

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)

	Three Months Ended

(In thousands, except ratio and share data)	Sep. 30, 2024	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
Information on net interest income and net interest margin excluding trading activities:
Net interest income	$308,119	$296,021	$293,572	$296,675	$300,896
Less: Trading activities net interest income	3,751	(275)	(498)	(3,305)	(7,343)
Net interest income excluding trading activities	304,368	296,296	294,070	299,980	308,239
Tax-equivalent adjustment	2,385	2,196	2,100	2,112	2,214
Tax-equivalent net interest income excluding trading activities	$306,753	$298,492	$296,170	$302,092	$310,453

Average interest-earning assets	$45,911,383	$46,019,346	$44,846,886	$44,327,237	$44,012,300
Less: Average trading activities interest-earning assets	5,802,448	5,922,891	5,371,209	5,448,403	5,444,587
Average interest-earning assets excluding trading activities	$40,108,935	$40,096,455	$39,475,677	$38,878,834	$38,567,713

Net interest margin on average interest-earning assets	2.68%	2.56%	2.61%	2.64%	2.69%
Net interest margin on average trading activities interest-earning assets	0.29%	(0.05)%	(0.07)%	(0.20)%	(0.49)%
Net interest margin on average interest-earning assets excluding trading activities	3.02%	2.94%	2.97%	3.03%	3.14%

Explanation of Non-GAAP Measures
The tangible common equity ratio and return on average tangible common equity are primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities, less intangible assets and equity that does not benefit common shareholders. The adjusted tangible common equity ratio also includes unrealized gains and losses on the investment portfolio. These measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from shareholders' equity and retain the effect of unrealized losses on securities and other components of accumulated other comprehensive income in shareholders' equity.
Pre-provision net revenue is a measure of revenue less expenses and is calculated before provision for credit losses and income tax expense. This financial measure is frequently used by investors and analysts and enables them to assess a company's ability to generate earnings to cover credit losses through a credit cycle. It also provides an additional basis for comparing the results of operations between periods by isolating the impact of the provision for credit losses, which can vary significantly between periods.
The efficiency ratio measures the company's ability to use its assets and manage its liabilities effectively in the current period.
Net interest income and net interest margin excluding trading activities removes the effect of trading activities on these metrics allowing management and investors to assess the performance of the company's core lending and deposit activities without the associated volatility from trading activities.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
LOANS TREND – UNAUDITED
BOK FINANCIAL CORPORATION

(In thousands)	Sep. 30, 2024	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
Commercial:
Healthcare	$4,149,069	$4,231,058	$4,245,939	$4,143,233	$4,083,134
Services	3,573,670	3,577,144	3,529,421	3,576,223	3,566,361
Energy	3,126,635	3,451,485	3,443,719	3,437,101	3,490,602
General business	4,028,548	4,363,722	3,913,788	3,647,212	3,579,742
Total commercial	14,877,922	15,623,409	15,132,867	14,803,769	14,719,839

Commercial real estate:
Multifamily	2,109,445	1,997,282	1,960,839	1,872,760	1,734,688
Industrial	1,270,928	1,214,991	1,343,970	1,475,165	1,432,629
Office	815,966	876,897	901,105	909,442	981,876
Retail	521,874	547,706	543,735	592,632	608,073
Residential construction and land development	105,048	88,252	83,906	95,052	100,465
Other commercial real estate	365,394	358,447	403,122	392,596	383,569
Total commercial real estate	5,188,655	5,083,575	5,236,677	5,337,647	5,241,300

Loans to individuals:
Residential mortgage	2,370,293	2,281,226	2,192,584	2,160,640	2,090,992
Residential mortgages guaranteed by U.S. government agencies	127,747	131,825	139,456	149,807	161,092
Personal	1,420,444	1,433,546	1,470,976	1,453,105	1,510,795
Total loans to individuals	3,918,484	3,846,597	3,803,016	3,763,552	3,762,879

Total	$23,985,061	$24,553,581	$24,172,560	$23,904,968	$23,724,018

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
LOANS MANAGED BY PRINCIPAL MARKET AREA – UNAUDITED
BOK FINANCIAL CORPORATION

(In thousands)	Sep. 30, 2024	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
Texas:
Commercial	$7,437,800	$7,879,143	$7,515,070	$7,384,107	$7,249,963
Commercial real estate	1,816,276	1,754,087	1,935,728	1,987,037	1,873,477
Loans to individuals	880,213	908,920	964,464	914,134	961,299
Total Texas	10,134,289	10,542,150	10,415,262	10,285,278	10,084,739

Oklahoma:
Commercial	3,440,385	3,619,136	3,478,146	3,275,907	3,384,627
Commercial real estate	557,025	556,971	605,419	606,515	601,087
Loans to individuals	2,367,725	2,273,240	2,176,268	2,147,782	2,100,974
Total Oklahoma	6,365,135	6,449,347	6,259,833	6,030,204	6,086,688

Colorado:
Commercial	2,175,540	2,220,887	2,244,416	2,273,179	2,219,460
Commercial real estate	835,478	806,522	766,100	769,329	710,552
Loans to individuals	216,938	217,990	221,291	228,257	227,569
Total Colorado	3,227,956	3,245,399	3,231,807	3,270,765	3,157,581

Arizona:
Commercial	1,064,380	1,104,875	1,149,394	1,143,682	1,173,491
Commercial real estate	1,115,928	1,045,837	1,007,972	1,003,331	1,014,151
Loans to individuals	218,340	208,419	218,664	248,873	260,282
Total Arizona	2,398,648	2,359,131	2,376,030	2,395,886	2,447,924

Kansas/Missouri:
Commercial	306,370	336,232	320,609	331,179	307,725
Commercial real estate	438,424	482,249	497,036	511,947	547,708
Loans to individuals	158,524	157,750	141,767	144,958	132,137
Total Kansas/Missouri	903,318	976,231	959,412	988,084	987,570

New Mexico:
Commercial	324,605	318,711	317,651	291,736	297,714
Commercial real estate	386,037	367,678	352,559	389,106	405,989
Loans to individuals	64,511	67,747	67,814	67,485	69,418
Total New Mexico	775,153	754,136	738,024	748,327	773,121

Arkansas:
Commercial	128,842	144,425	107,581	103,979	86,859
Commercial real estate	39,487	70,231	71,863	70,382	88,336
Loans to individuals	12,233	12,531	12,748	12,063	11,200
Total Arkansas	180,562	227,187	192,192	186,424	186,395

Total BOK Financial	$23,985,061	$24,553,581	$24,172,560	$23,904,968	$23,724,018
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
DEPOSITS BY PRINCIPAL MARKET AREA – UNAUDITED
BOK FINANCIAL CORPORATION

(In thousands)	Sep. 30, 2024	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
Oklahoma:
Demand	$3,491,996	$3,721,009	$3,365,529	$3,586,091	$4,019,019
Interest-bearing:
Transaction	12,474,626	12,115,793	12,362,193	10,929,704	9,970,955
Savings	490,957	496,289	509,775	500,313	508,619
Time	2,462,463	2,157,778	2,136,583	1,984,336	2,019,749
Total interest-bearing	15,428,046	14,769,860	15,008,551	13,414,353	12,499,323
Total Oklahoma	18,920,042	18,490,869	18,374,080	17,000,444	16,518,342

Texas:
Demand	2,228,690	2,448,433	2,201,561	2,306,334	2,599,998
Interest-bearing:
Transaction	6,191,794	5,425,670	5,125,834	5,035,856	5,046,288
Savings	152,392	150,812	157,108	155,652	154,863
Time	648,796	626,724	605,526	492,753	436,218
Total interest-bearing	6,992,982	6,203,206	5,888,468	5,684,261	5,637,369
Total Texas	9,221,672	8,651,639	8,090,029	7,990,595	8,237,367

Colorado:
Demand	1,195,637	1,244,848	1,316,971	1,633,672	1,598,622
Interest-bearing:
Transaction	1,935,685	1,921,671	1,951,232	1,921,605	1,888,026
Savings	56,275	61,184	63,675	67,646	63,129
Time	279,887	261,237	237,656	201,393	185,030
Total interest-bearing	2,271,847	2,244,092	2,252,563	2,190,644	2,136,185
Total Colorado	3,467,484	3,488,940	3,569,534	3,824,316	3,734,807

New Mexico:
Demand	628,594	661,677	683,643	794,467	853,571
Interest-bearing:
Transaction	1,275,502	1,323,750	1,085,946	886,089	1,049,903
Savings	90,867	92,910	95,944	95,453	97,753
Time	336,830	314,133	298,556	258,195	217,535
Total interest-bearing	1,703,199	1,730,793	1,480,446	1,239,737	1,365,191
Total New Mexico	2,331,793	2,392,470	2,164,089	2,034,204	2,218,762

Arizona:
Demand	435,553	448,587	502,143	524,167	522,142
Interest-bearing:
Transaction	1,237,811	1,227,895	1,181,539	1,174,715	903,535
Savings	11,228	11,542	12,024	11,636	12,340
Time	59,508	56,102	46,962	41,884	36,689
Total interest-bearing	1,308,547	1,295,539	1,240,525	1,228,235	952,564
Total Arizona	1,744,100	1,744,126	1,742,668	1,752,402	1,474,706

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)

(In thousands)	Sep. 30, 2024	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
Kansas/Missouri:
Demand	255,950	291,045	316,041	326,496	351,236
Interest-bearing:
Transaction	1,134,544	1,040,114	985,706	966,166	981,091
Savings	11,896	14,998	13,095	13,821	14,331
Time	35,316	32,921	30,411	23,955	22,437
Total interest-bearing	1,181,756	1,088,033	1,029,212	1,003,942	1,017,859
Total Kansas/Missouri	1,437,706	1,379,078	1,345,253	1,330,438	1,369,095

Arkansas:
Demand	23,824	24,579	28,168	25,266	29,635
Interest-bearing:
Transaction	62,249	52,149	55,735	49,966	57,381
Savings	3,092	2,754	2,776	2,564	2,898
Time	15,156	15,040	11,215	9,506	9,559
Total interest-bearing	80,497	69,943	69,726	62,036	69,838
Total Arkansas	104,321	94,522	97,894	87,302	99,473

Total BOK Financial	$37,227,118	$36,241,644	$35,383,547	$34,019,701	$33,652,552

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
NET INTEREST MARGIN TREND – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

	Sep. 30, 2024	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
Tax-equivalent asset yields:
Interest-bearing cash and cash equivalents	5.33%	5.86%	4.96%	5.30%	5.43%
Trading securities	5.36%	5.06%	5.12%	5.05%	4.76%
Investment securities, net of allowance	1.41%	1.41%	1.42%	1.42%	1.43%
Available for sale securities	3.76%	3.71%	3.48%	3.27%	3.11%
Fair value option securities	3.69%	3.68%	3.59%	3.57%	4.61%
Restricted equity securities	8.20%	8.11%	8.59%	8.01%	7.88%
Residential mortgage loans held for sale	6.15%	6.50%	6.25%	6.59%	6.27%
Loans	7.47%	7.41%	7.40%	7.36%	7.25%
Allowance for loan losses
Loans, net of allowance	7.55%	7.49%	7.48%	7.45%	7.33%
Total tax-equivalent yield on earning assets	5.89%	5.80%	5.73%	5.64%	5.49%

Cost of interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing transaction	3.78%	3.76%	3.68%	3.44%	3.18%
Savings	0.60%	0.58%	0.57%	0.53%	0.47%
Time	4.56%	4.51%	4.54%	4.13%	3.96%
Total interest-bearing deposits	3.79%	3.76%	3.69%	3.43%	3.17%
Funds purchased and repurchase agreements	3.89%	4.28%	4.05%	4.79%	4.81%
Other borrowings	5.55%	5.58%	5.56%	5.55%	5.48%
Subordinated debt	7.15%	7.07%	7.09%	7.09%	7.02%
Total cost of interest-bearing liabilities	4.11%	4.15%	4.08%	3.98%	3.81%
Tax-equivalent net interest spread	1.78%	1.65%	1.65%	1.66%	1.68%
Effect of noninterest-bearing funding sources and other	0.90%	0.91%	0.96%	0.98%	1.01%
Tax-equivalent net interest margin	2.68%	2.56%	2.61%	2.64%	2.69%
Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
CREDIT QUALITY INDICATORS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended

(In thousands, except ratios)	Sep. 30, 2024	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023
Nonperforming assets:
Nonaccruing loans:
Commercial:
Energy	$28,986	$28,668	$14,991	$17,843	$19,559
Healthcare	15,927	20,845	49,307	81,529	41,836
Services	1,425	3,165	3,319	3,616	2,820
General business	5,334	5,756	7,003	7,143	6,483
Total commercial	51,672	58,434	74,620	110,131	70,698

Commercial real estate	12,364	12,883	22,087	7,320	7,418

Loans to individuals:
Permanent mortgage	13,688	12,627	13,449	18,056	30,954
Permanent mortgage guaranteed by U.S. government agencies	6,520	6,617	9,217	9,709	10,436
Personal	71	122	142	253	79
Total loans to individuals	20,279	19,366	22,808	28,018	41,469

Total nonaccruing loans	84,315	90,683	119,515	145,469	119,585
Real estate and other repossessed assets	2,625	2,334	2,860	2,875	3,753
Total nonperforming assets	$86,940	$93,017	$122,375	$148,344	$123,338

Total nonperforming assets excluding those guaranteed by U.S. government agencies	$80,420	$86,400	$113,158	$138,635	$112,902

Accruing loans 90 days past due[1]	$597	$2,962	$—	$170	$64

Gross charge-offs	$2,496	$7,940	$7,060	$5,007	$10,593
Recoveries	(2,550)	(995)	(1,600)	(911)	(4,062)
Net charge-offs (recoveries)	$(54)	$6,945	$5,460	$4,096	$6,531

Provision for loan losses	$(3,424)	$13,148	$9,960	$9,105	$15,931
Provision for credit losses from off-balance sheet unfunded loan commitments	5,430	(4,983)	(1,658)	(3,627)	(7,336)
Provision for expected credit losses from mortgage banking activities	47	(153)	(265)	530	(1,474)
Provision for credit losses related to held-to maturity (investment) securities portfolio	(53)	(12)	(37)	(8)	(121)
Total provision for credit losses	$2,000	$8,000	$8,000	$6,000	$7,000

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)

	Three Months Ended

(In thousands, except ratios)	Sep. 30, 2024	June 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023

Allowance for loan losses to period end loans	1.19%	1.17%	1.17%	1.16%	1.15%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.39%	1.34%	1.36%	1.36%	1.37%
Nonperforming assets to period end loans and repossessed assets	0.36%	0.38%	0.51%	0.62%	0.52%
Net charge-offs (annualized) to average loans	—%	0.11%	0.09%	0.07%	0.11%
Allowance for loan losses to nonaccruing loans[1]	365.65%	342.38%	255.33%	204.13%	249.31%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[1]	427.05%	392.74%	298.23%	240.20%	297.50%
1    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.

BOK Financial Corporation quarterly earnings release	Exhibit 99.1(b)
SEGMENTS – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended			3Q24 vs 2Q24		3Q24 vs 3Q23

(In thousands, except ratios)	Sep. 30, 2024	June 30, 2024	Sep. 30, 2023	Change	% Change	Change	% Change
Commercial Banking:
Net interest income	$207,610	$203,756	$214,143	$3,854	1.9%	$(6,533)	(3.1)%
Fees and commissions revenue	55,865	53,720	57,858	2,145	4.0%	(1,993)	(3.4)%
Combined net interest income and fee revenue	263,475	257,476	272,001	5,999	2.3%	(8,526)	(3.1)%
Other operating expense	78,387	76,114	83,256	2,273	3.0%	(4,869)	(5.8)%
Corporate expense allocations	17,371	17,381	17,838	(10)	(0.1)%	(467)	(2.6)%
Net income	129,854	119,579	125,938	10,275	8.6%	3,916	3.1%

Average assets	30,657,285	30,305,613	28,867,129	351,672	1.2%	1,790,156	6.2%
Average loans	20,340,512	20,403,837	19,645,259	(63,325)	(0.3)%	695,253	3.5%
Average deposits	17,131,237	16,189,003	15,115,313	942,234	5.8%	2,015,924	13.3%

Consumer Banking:
Net interest income	$65,263	$65,164	$66,378	$99	0.2%	$(1,115)	(1.7)%
Fees and commissions revenue	36,699	36,252	30,715	447	1.2%	5,984	19.5%
Combined net interest income and fee revenue	101,962	101,416	97,093	546	0.5%	4,869	5.0%
Other operating expense	57,779	55,128	54,497	2,651	4.8%	3,282	6.0%
Corporate expense allocations	13,298	13,392	11,920	(94)	(0.7)%	1,378	11.6%
Net income	18,948	24,117	22,651	(5,169)	(21.4)%	(3,703)	(16.3)%

Average assets	9,804,990	9,630,470	9,379,478	174,520	1.8%	425,512	4.5%
Average loans	2,057,870	1,975,106	1,812,606	82,764	4.2%	245,264	13.5%
Average deposits	8,136,312	8,073,782	7,936,186	62,530	0.8%	200,126	2.5%

Wealth Management:
Net interest income	$33,185	$29,501	$22,667	$3,684	12.5%	$10,518	46.4%
Fees and commissions revenue	112,457	113,208	123,614	(751)	(0.7)%	(11,157)	(9.0)%
Combined net interest income and fee revenue	145,642	142,709	146,281	2,933	2.1%	(639)	(0.4)%
Other operating expense	93,539	90,214	89,108	3,325	3.7%	4,431	5.0%
Corporate expense allocations	13,458	16,484	14,562	(3,026)	(18.4)%	(1,104)	(7.6)%
Net income	29,616	27,497	32,519	2,119	7.7%	(2,903)	(8.9)%

Average assets	16,344,623	16,452,098	14,740,641	(107,475)	(0.7)%	1,603,982	10.9%
Average loans	2,151,196	2,199,747	2,219,829	(48,551)	(2.2)%	(68,633)	(3.1)%
Average deposits	9,837,888	9,551,307	7,886,962	286,581	3.0%	1,950,926	24.7%
Fiduciary assets	63,703,618	61,917,694	56,380,009	1,785,924	2.9%	7,323,609	13.0%
Assets under management or administration	110,702,612	107,477,030	99,004,179	3,225,582	3.0%	11,698,433	11.8%
Certain prior period amounts have been reclassified to conform to current period presentation.